                                                                    EXHIBIT 4.18


                                 NINTH AMENDMENT

                            Dated as of May 10, 2000

         This NINTH AMENDMENT among DEL MONTE FRESH PRODUCE (UK) LTD., an English limited company ("FRESH UK"), WAFER LIMITED, a Gibraltar corporation ("WAFER"), DEL MONTE FRESH PRODUCE INTERNATIONAL INC., a Liberian corporation ("FRESH INTERNATIONAL"), DEL MONTE FRESH PRODUCE N.A., INC., a Florida corporation ("FRESH N.A."), FRESH DEL MONTE PRODUCE INC., a Cayman Islands company ("FRESH PRODUCE"), and GLOBAL REEFER CARRIERS, LTD., a Liberian corporation ("GLOBAL REEFER") (Fresh UK, Wafer, Fresh International, Fresh N.A., Fresh Produce and Global Reefer are referred to herein collectively as the "BORROWERS" and each individually as a "BORROWER"); the banks, financial institutions and other institutional lenders listed in the signature pages hereof as Lenders (the "LENDERS"); the Issuing Bank and the Swing Line Bank; and COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., "RABOBANK NEDERLAND", NEW YORK BRANCH ("RABOBANK"), as syndication agent, administrative agent and collateral agent for the Lenders (the "ADMINISTRATIVE AGENT").

PRELIMINARY STATEMENTS:

         (1) The Borrowers, the Administrative Agent, the Issuing Bank, the Swing Line Bank and certain of the Lenders are parties to a Revolving Credit Agreement dated as of May 19, 1998 (as amended, modified or supplemented from time to time prior to the date hereof, the "CREDIT AGREEMENT").

         (2) Each of the Borrowers desires to amend the Credit Agreement to, among other things, provide for the Term Loan (as defined herein) and increase the Revolving Commitment from $439,250,000 to $450,000,000 as of the effective date hereof, and each of the Administrative Agent, the Issuing Bank, the Swing Line Bank and the Lenders has severally agreed to the requested amendments, on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree that all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement, and further agree as follows:

         SECTION 1. AMENDMENTS TO ARTICLE I. Article I of the Credit Agreement, DEFINITIONS, is hereby amended by adding the following definitions thereto in appropriate alphabetical order, and deleting in their entirety any existing definition of any the following, respectively, currently set forth therein:



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         (a) "APPLICABLE MARGIN" means for any Borrower on any date of determination, the applicable percentage indicated below which corresponds to the Leverage Ratio of Fresh Produce indicated below:

-------------------------------------------- ------------------- --------------------- ----------------------
                                             Applicable Margin    Applicable Margin    Applicable
              Leverage Ratio                   for LIBO Rate        for LIBO Rate      Margin for
                                               Advances under     Advances under the   Unused Revolving
                                               the Term Loan     Revolving Commitment  Commitments
                                                 Commitment
-------------------------------------------- ------------------- --------------------- ----------------------
Greater than 3.0 to 1.00                           2.75%                2.25%          0.450%
-------------------------------------------- ------------------- --------------------- ----------------------
Less than or equal to 3.0 to 1.00, but             2.25%                1.75%          0.425%
greater than 2.5 to 1.00
-------------------------------------------- ------------------- --------------------- ----------------------
Less than or equal to 2.5 to 1.00, but             2.00%                1.50%          0.400%
greater than 2.0 to 1.00
-------------------------------------------- ------------------- --------------------- ----------------------
Less than or equal to 2.0 to 1.00, but             1.75%                1.25%          0.350%
greater than 1.5 to 1.00
-------------------------------------------- ------------------- --------------------- ----------------------
Less than or equal to 1.5 to 1.00, but             1.50%                1.00%          0.300%
greater than 1.0 to 1.00
-------------------------------------------- ------------------- --------------------- ----------------------
Less than or equal to 1.0 to 1.00                  1.25%                0.75%          0.250%
-------------------------------------------- ------------------- --------------------- ----------------------

The Applicable Margin for each Advance shall be determined by reference to the Leverage Ratio in effect from time to time at the end of each fiscal quarter based on the financial statement for the most recently ended fiscal quarter and the three immediately preceding completed fiscal quarters; PROVIDED, HOWEVER, that (A) no change in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives financial statements pursuant to Section 5.03(b) and (c) or 5.03(k), as the case may be, and a certificate of the Chief Financial Officer of Fresh Produce demonstrating such ratio, attaching thereto a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by Fresh Produce in determining such Leverage Ratio, and (B) if Fresh Produce has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b), (c) or (k), as the case may be, the Applicable Margin shall be the highest interest rate margin set forth above with respect to the applicable Advances and Unused Revolving Commitments, respectively, for so long as such information has not been received by the Administrative Agent.

         (b) "APPLICABLE RATE" has the meaning specified in Section 2.06(a).



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         (c) "BASE RATE ADVANCE" means an Advance under the Revolving
Commitments or the Term Loan Commitments denominated in U.S. dollars that bears interest as provided in Section 2.06(a)(i).

         (d) "COMMITMENTS" means, collectively, the Total Revolving Commitment and the Total Term Loan Commitment; and "COMMITMENT" means the aggregate Revolving Commitment and Term Loan Commitment of any Lender.

         (e) "CONSOLIDATED FIXED CHARGES" means, for Fresh Produce for any period, the sum determined on a Consolidated basis of (i) interest expense of all Debt of Fresh Produce and its Subsidiaries (including amortization of debt discount in respect of such Debt), PLUS (ii) the deferred amount of any amortization of vessel leases, PLUS (iii) payments of principal of all term Debt (other than the Revolving Loans and the Swing Line Advances, but including the Term Loans) PLUS (iv) expenses in respect of obligations of Fresh Produce and its Subsidiaries under Capitalized Leases, PLUS (v) payments of dividends (to the extent permitted under Section 5.02(g)), paid or payable in each case, by Fresh Produce and/or its Subsidiaries during such period.

         (f) "CONVERSION", "CONVERT" and "CONVERTED" each refer to a conversion of LIBO Rate Advances into Base Rate Advances or the conversion of Base Rate Advances into LIBO Rate Advances pursuant to Section 2.02 or Section 2.08.

         (g) "DEFAULTED AMOUNT" means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Swing Line Bank pursuant to
Section 2.01(c) to purchase any participation in a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase any participation in a US Dollar Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (d) any other Lender pursuant to Section
2.14 to purchase any participation in Advances owing to such other Lender and
(e) the Administrative Agent pursuant to Section 8.05 to reimburse the Administrative Agent for such Lender's ratable share of any amount required to be paid by the Lenders to the Administrative Agent or such Lender as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.14(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

         (h) "INTEREST PERIOD" means, for each LIBO Rate Advance comprising part of the same Borrowing (or portion of the same Borrowing), the period commencing on the date of such LIBO Rate Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance, and ending on the last day of the period selected by any Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding



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Interest Period and ending on the last day of the period selected by the
Borrower requesting a Borrowing pursuant to the provisions below. The duration of each such Interest Period shall be one, two or three months, as such Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided that:

                  (i) the duration of any Interest Period for any LIBO Rate Advance that commences before the repayment date for such Advance and otherwise ends after such repayment date shall end on such repayment date;

                  (ii) if any Borrower fails to select the duration of any Interest Period for a LIBO Rate Advance, the duration of such Interest Period shall be one month;

                  (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

                  (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

                  (v) such Borrower shall not select an Interest Period for a LIBO Rate Advance under the Revolving Commitment that ends after the Revolving Termination Date, and such Borrower shall not select an Interest Period for a LIBO Rate Advance under the Term Loan Commitment that ends after the Maturity Date.

         (i) "LENDERS" means, collectively, the Revolving Lenders and the Term Lenders, and "LENDER" means any one of them.

         (j) "LETTER OF CREDIT SUBLIMIT" means $35,000,000.

         (k) "LIBO RATE ADVANCE" means an Advance under the Revolving Commitments or the Term Loan Commitments denominated in U.S. dollars that bears interest as provided in Section 2.06(a)(ii).

         (l) "MATURITY DATE" means May 10, 2005 or such earlier date as payment of the Term Loan shall be due (whether by acceleration or otherwise).



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         (m) "NOTES" shall mean, collectively, the Term Loan Notes and the
Revolving Loan Notes.

         (n) "PRO RATA SHARE" of any amount means, with respect to (a) any Revolving Lender under the Revolving Commitment at any time, an amount equal to
(i) a fraction the numerator of which is the amount of such Revolving Lender's Revolving Commitment at such time and the denominator of which is the Total Revolving Commitment at such time, multiplied by (ii) such amount, (b) any Term Lender under the Term Loan Commitment at any time, an amount equal to (i) a fraction the numerator of which is the amount of such Term Lender's Term Loan Commitment at such time and the denominator of which is the Total Term Loan Commitment at such time, multiplied by (ii) such amount, and (c) with respect to any Lender at any time, an amount equal to (i) a fraction the numerator of which is the sum of such Lender's Revolving Commitment and such Lender's Term Loan Commitment at such time and the denominator of which is the Commitments at such time, multiplied by (ii) such amount.

         (o) "REQUIRED LENDERS" means, at any time, a Lender or Lenders owed or holding not less than fifty-one percent (51%) of the Commitments; PROVIDED, HOWEVER, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Revolving Loans made by such Lender and outstanding at such time, (B) such Lender's Pro Rata Share of the Letter of Credit Amount outstanding at such time, (C) such Lender's Unused Revolving Commitment at such time, and (D) such Lender's Term Loans. For purposes of this definition, (i) the portion of the Letter of Credit Amount relating to the Letters of Credit issued by Rabobank and (ii) the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Commitments, except to the extent any such Lender shall have failed to purchase the participation in such Advance, in which case Rabobank shall retain the right to vote such amount.

         (p) "REVOLVING LENDERS" means the banks, financial institutions and other institutional lenders that have agreed to make Advances under the Revolving Commitment hereunder, as indicated on Schedule I hereto under the caption "Revolving Commitment" or in one or more Assignments and Acceptances entered into from time to time and set forth in the Register maintained by the Administrative Agent pursuant to Section 8.07(c).

         (q) "REVOLVING COMMITMENT" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's "Revolving Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05 or 2.15.




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         (r) "REVOLVING LOAN NOTE" means a promissory note of any Borrower payable to the order of a Revolving Lender, in substantially the form of Exhibit A-1 hereto, in the principal amount of such Revolving Lender's Revolving Commitment, and any extensions, renewals or amendments to, or replacements of, the foregoing; and "REVOLVING LOAN NOTES" means all such promissory notes of any Borrower in an aggregate principal amount equal to the Total Revolving Commitment.

         (s) "REVOLVING LOANS" means, collectively, the amounts advanced from time to time by the Revolving Lenders to the Borrowers under the Revolving Commitment, not to exceed the amount of the Total Revolving Commitment, and evidenced by the Revolving Loan Notes.

         (t) "REVOLVING TERMINATION DATE" means the earlier of (i) May 19, 2003 and (ii) the date of the termination in whole of the Revolving Commitments pursuant to Section 2.05 or 6.01.

         (u) "SWING LINE ADVANCE" means an advance made by the Swing Line Bank pursuant to Section 2.01(c).

         (v) "SWING LINE SUBLIMIT" has the meaning specified in Section 2.01(c).

         (w) "TERM LENDERS" means the banks, financial institutions and other institutional lenders that have agreed to make Advances under the Term Loan Commitment hereunder, as indicated on Schedule I hereto under the caption "Term Loan Commitment" or in one or more Assignments and Acceptances entered into from time to time and set forth in the Register maintained by the Administrative Agent pursuant to Section 8.07(c).

         (x) "TERM LOAN ADVANCE DATE" means May 10, 2000.

         (y) "TERM LOAN COMMITMENT" means, with respect to any Lender at any time, the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Term Loan Commitment" or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's "Term Loan Commitment".

         (z) "TERM LOAN NOTE" means a promissory note of any Borrower payable to the order of a Term Lender, in substantially the form of Exhibit A-2 hereto, in the principal amount of such Term Lender's Term Loan Commitment, and any extensions, renewals or amendments to, or replacements of, the foregoing; and "TERM LOAN NOTES" means all such promissory notes of any Borrower in an aggregate principal amount equal to the Total Term Loan Commitment.



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         (aa) "TERM LOANS" means, collectively, the amounts advanced from time to time by the Term Lenders to the Borrowers under the Term Loan Commitment, not to exceed the amount of the Total Term Loan Commitment, and evidenced by the Term Loan Notes.

         (bb) "TOTAL REVOLVING COMMITMENT" means the aggregate of all Revolving Lenders' Revolving Commitments not to exceed U.S.$450,000,000 at any time, as such amount may be reduced pursuant to Sections 2.05 and 2.15.

         (cc) "TOTAL TERM LOAN COMMITMENT" means the several obligations of the Term Lenders to advance the sum of U.S.$135,000,000 on the Term Loan Advance Date, in accordance with their respective Term Loan Commitments, to the Borrowers pursuant to the terms hereof.

         (dd) "UNUSED REVOLVING COMMITMENT" means, at any time,

                  (i) the Total Revolving Commitment, minus

                  (ii) the sum of (i) the aggregate principal amount of all Advances of Revolving Loans made by the Revolving Lenders and outstanding on such date, PLUS (ii) the Letter of Credit Amount outstanding on such date.

         (ee) "US DOLLAR ADVANCE" means an advance under the Revolving Commitment or the Term Loan Commitment pursuant to Section 2.01.

         SECTION 2. AMENDMENTS TO ARTICLE II. Article II of the Credit Agreement, AMOUNTS AND TERMS OF THE ADVANCES AND THE LETTERS OF CREDIT, is hereby deleted in its entirety and the following is substituted in its place:

                                   ARTICLE II

            AMOUNTS AND TERMS OF THE LOANS AND THE LETTERS OF CREDIT

         SECTION 2.01 THE EXTENSIONS OF CREDIT. (a) THE REVOLVING LOANS. Each Revolving Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make Revolving Loans in US Dollars to the Borrowers from time to time on any Business Day during the period from the date hereof to and including the Revolving Termination Date in an amount for each such Revolving Loan not to exceed such Lender's Pro Rata portion of the Unused Revolving Commitment at such time; provided that at such time, the sum of (i) the aggregate principal amount of all Revolving Loans, (ii) the Letter of Credit Amount and (iii) the Foreign Exchange Contract Exposure (the sum of clauses (i),
(ii) and (iii) being the "Total Current Exposure"), after giving effect to such Borrowing, shall not exceed the Total Revolving Commitment. Within the limits of



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the Unused Revolving Commitments, the Borrowers may borrow under this Section
2.01(a), prepay pursuant to Section 2.05 or repay pursuant to Section 2.07 and reborrow under this Section 2.01(a).

         (b) THE TERM LOAN. Each Term Lender agrees, severally and not jointly, on the terms and conditions hereinafter set forth, to make an advance in US Dollars to the Borrowers on the Term Loan Advance Date in an amount for each Term Lender not to exceed such Lender's Pro Rata portion of the Term Loan Commitment at such time, with all such advances not exceeding in the aggregate the Term Loan Commitment. Advances under the Term Loan Commitment may be repaid and reborrowed as provided in SECTION 2.02 hereof in order to reborrow Base Rate Advances, or LIBO Rate Advances for new Interest Periods, provided, however, that there shall be no increase in the aggregate principal amount outstanding under the Term Loan Commitment at any time after the Term Loan Advance Date.

         (c) THE SWING LINE ADVANCES. The Borrowers may request the Swing Line Bank to make, and the Swing Line Bank shall make, on the terms and conditions hereinafter set forth, Swing Line Advances to the Borrowers from time to time on any Business Day during the period from the date hereof until the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding U.S.$15,000,000 (the "Swing Line Sublimit"); provided that at such time the Total Current Exposure, after giving effect to such Borrowing, shall not exceed the Total Revolving Commitment. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Advance shall be made as a Base Rate Advance. Within the limits of the Swing Line Sublimit, the Borrowers may borrow under this Section 2.01(c), prepay pursuant to Section 2.05 or repay pursuant to Section 2.07 and reborrow under this Section 2.01(c).

         (d) LETTERS OF CREDIT. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue Letters of Credit denominated in U.S. dollars for the account of any Borrower from time to time on any Business Day from and after the date of the initial Advance until the Revolving Termination Date in an aggregate amount not to exceed at any time outstanding the Letter of Credit Sublimit in effect at such time; provided, that after giving effect to the issuance of such Letter of Credit, the Total Current Exposure shall not exceed the Total Revolving Commitment. Each Letter of Credit shall have an expiry date which is three hundred sixty-five (365) days or less immediately following the date of the issuance of such Letter of Credit, but in no event shall any Letter of Credit have an expiry date that occurs on a date later than 90 days after the Revolving Termination Date. Subject to the limits referred to above, any Borrower may request the issuance of Letters of Credit under this
Section 2.01(d), repay any Revolving Loans resulting from drawings thereunder pursuant to Section 2.03(b) and request the issuance of additional Letters of Credit under this Section 2.01(d). The reimbursement obligation under the Letter




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of Credit shall be payable in U.S. dollars in accordance with Section 2.03(b).
All amounts paid by the Issuing Bank under a Letter of Credit shall, immediately upon the making of such payment and without the necessity of further act or evidence, constitute Revolving Loans to the requesting Borrower by the Issuing Bank hereunder for all purposes of this Agreement (including, without limitation, the provisions of Section 2.04 and Section 2.06), which shall be deemed made by the Issuing Bank, and the Issuing Bank shall be entitled to all of the benefits of this Agreement and the other Loan Documents with respect to such Revolving Loans. Each Letter of Credit issued on behalf of any Borrower may be cancelled before its expiration date without penalty if the beneficiary of the Letter of Credit delivers the original Letter of Credit to the Issuing Bank.

         (e) FOREIGN EXCHANGE CONTRACTS. Each Foreign Exchange Bank agrees, on the terms and conditions hereinafter set forth and subject to Section 5.02(r), to enter into foreign exchange contracts with any Borrower from time to time at the request of such Borrower during the period from the date hereof to and including the Revolving Termination Date but only to the extent that the aggregate amount of Foreign Exchange Contract Exposure shall not exceed the maximum amount permitted by Section 5.02(r)(i) at such time. Each Foreign Exchange Bank agrees to furnish to the Administrative Agent promptly after the end of each month a report setting forth the amount of presettlement risk at the end of each month of each Borrower with which such Foreign Exchange Bank has entered into a Foreign Exchange Contract. The rights and obligations of the parties to the Foreign Exchange Contract shall be documented pursuant to the documentation customarily used by the Foreign Exchange Bank. The Foreign Exchange Contract Exposure of the Borrowers to the Foreign Exchange Bank shall be secured pari passu with the other Obligations hereunder and under the Loan Documents.

         (f) Notwithstanding anything in this Section 2.01 to the contrary, the US Dollar Advances bearing interest at the LIBO Rate may not be outstanding as part of more than 15 separate Borrowings in the aggregate. Each LIBO Rate Advance made in US Dollars shall be in an amount of U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof.

         SECTION 2.02 MAKING THE ADVANCES. (a) Any Advance of a Revolving Loan or the Term Loan shall, at the option of the Borrowers, be made either as a Base Rate Advance or as a LIBO Rate Advance (except for the first three (3) Business Days after the Term Loan Advance Date, during which period the Term Loan shall bear interest as a Base Rate Advance); provided, however, that (i) if the Borrowers fail to give the Administrative Agent written notice specifying whether a LIBO Rate Advance is to be repaid or reborrowed on the last day of the applicable Interest Period for such LIBO Rate Advance, such LIBO Rate Advance shall be repaid and then reborrowed as a Base Rate Advance on such date, and
(ii) the Borrowers may not select a LIBO Rate Advance (A) with respect to the Swing Line Advances, (B) with respect to an Advance, the proceeds of which are to reimburse an Issuing Bank pursuant to Section 2.01(d) hereof, or (C) if, at the time of such Advance, a Default or an Event of Default has occurred and is continuing. Each US Dollar Advance shall be made, to the extent that a Lender is so obligated under Section 2.01, on written notice from the Borrower requesting such Advance to the Administrative Agent delivered before 11:00 A.M. (New York City time) on, (i) in the case of a LIBO Rate Advance, a Business Day which is at least three (3) Business Days prior to the first day of the Interest Period



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for such LIBO Rate Advance, and (ii) in the case of a Base Rate Advance, on or before the Business Day for the making of such Advance, in each case, specifying
(v) whether the Advance is a new borrowing, or a continuation or conversion of, an Advance under the Revolving Commitment, or a continuation or conversion of an Advance under the Term Loan Commitment, (w) the Type of Advance to be made, (x) the date on which such Advance is to be made, (y) the amount of such Advance (which amounts shall be allocated by the Administrative Agent among the Lenders, on a pro rata basis in accordance with each Lender's Pro Rata Share of such Advance), and (z) in the case of proposed LIBO Rate Advances, the Interest Period therefor (which Interest Period shall be the same for each Lender) (such written notice to be substantially in the form of Exhibit B attached hereto, and being hereinafter referred to as the "Notice of Borrowing"). Each such Notice of Borrowing shall be sent by telex, telecopier or cable and signed by the chief financial officer of any of the Borrowers or the Director of Treasury or corporate controller of Del Monte Fresh Produce Company.

         Each Lender making a US Dollar Advance shall, before 11:00 A.M. (New York City time) on the date such US Dollar Advance is to be made, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's Pro Rata Share of such Advance. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article II, the Administrative Agent will make such funds available to the requesting Borrower by crediting the account of such Borrower set forth in the Notice of Borrowing pursuant to which the Advance is being made.

         (b) Each Swing Line Advance shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Advance, by any Borrower to the Swing Line Bank. Each such notice of a proposed Swing Line borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested (i) date on which such Swing Line Advance is to be made and (ii) amount of such Swing Line Advance. The Swing Line Bank, upon fulfillment of the applicable conditions set forth in Article II, will make the amount thereof available, no later than 4:00 P.M. (New York City time) on such Business Day, to the requesting Borrower in same day funds by crediting the account of such Borrower set forth in the Notice of Borrowing pursuant to which the Advance is being made. At any time the Swing Line Bank makes a Swing Line Advance, each Revolving Lender (other than the Swing Line Bank) shall be deemed, without further action by any Person, to have purchased from the Swing Line Bank an unfunded participation in any such Swing Line Advance in an amount equal to such Lender's Pro Rata Share of such Advance and shall be obligated to fund such



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participation as a Revolving Loan at such time and in the manner provided below.
Each such Revolving Lender's obligation to participate in, purchase and fund such participating interests shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Bank or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the termination of the Revolving Commitments; (iii) any adverse change in the condition (financial or otherwise) of the requesting Borrower or any other Person; (iv) any breach of this Agreement by any Borrower or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Each Borrower hereby consents to each such sale and assignment. Each Revolving Lender agrees to fund its Revolving Commitment Pro Rata Share of an outstanding Swing Line Advance on
(i) the Business Day on which demand therefor is made by the Swing Line Bank, provided that such demand is made not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if such demand is made after such time. Upon any such assignment by the Swing Line Bank to any other Revolving Lender of a participation in a Swing Line Advance, the Swing Line Bank represents and warrants to such other Revolving Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, the Loan Documents or the Borrower to which such Swing Line Advance was made. If and to the extent that any Revolving Lender shall not have so made the amount of such participation in such Swing Line Advance available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of request by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Revolving Lender shall pay to the Administrative Agent such amount for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a US Dollar Advance made by such Revolving Lender on such Business
Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

         (c) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrowers requesting the Advances covered by such Notice and such Borrower shall indemnify each Lender against any loss or expense incurred by such Lender as a result of any failure to fulfill on or before, as applicable, the date specified for such Advance the applicable conditions set forth in Article II, including, without limitation, any loss (excluding loss of anticipated profits) or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender (and the Administrative Agent in the case of Advances by the Administrative Agent pursuant to Section 2.02(d)) to fund such Advance when such Advance, as a result of such failure, is not made on such date.

         (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any US Dollar Advance, that such Lender will not make available to the Administrative Agent such Lender's Pro Rata Share of such Advance, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Advance in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the requesting Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the requesting Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of repayment or payment by the Borrower, the interest rate applicable at such time under Section 2.06 to such US Dollar Advance, and (ii) in the case of repayment or payment by such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Advance for all purposes.

         (e) The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligation, if any, under this Agreement to make any Advance required to be made by it, but no Lender shall be responsible for the failure of any other Lender to make any Advance required to be made by such other Lender.

         SECTION 2.03 ISSUANCE OF AND DRAWINGS AND REIMBURSEMENT UNDER LETTERS OF CREDIT. (a) REQUEST FOR ISSUANCE. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by the requesting Borrower to the Administrative Agent. The Administrative Agent shall give to the Issuing Bank prompt notice thereof by telex, telecopier or cable of such Borrower's request for the issuance of a Letter of Credit. Each such notice of issuance of a Letter of Credit (a "Notice of Issuance") shall be by telex, telecopier or cable, specifying therein the requested (A) type of Letter of Credit, (B) date of such issuance (which shall be a Business Day), (C) stated principal amount of such Letter of Credit, (D) expiration of such Letter of Credit, (E) name and address of the beneficiary of such Letter of Credit and (F) form of any such Letter of Credit.

                  (ii) If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in
         Article II, make such Letter of Credit available to the requesting Borrower at its office referred to in Section 8.02 or as otherwise agreed with such Borrower in connection with such issuance. At any time the Issuing Bank issues a Letter of Credit, each Revolving Lender (other than the Issuing Bank) shall be deemed without further action by any Person, to have purchased from the Issuing Bank an unfunded participation in such outstanding Letter of Credit in an amount equal to such Revolving Lender's Revolving Commitment Pro Rata Share of the stated principal amount of such Letter of Credit and shall be obligated to fund such participation in the Revolving Loan resulting from any drawing under such Letter of Credit at such time and in the manner provided below. At the request of any Lender, the Issuing Bank will send to such Lender a copy of any Letter of Credit issued by the Issuing Bank under this clause (ii).

         (b) DRAWING AND REIMBURSEMENT. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making of a Revolving Loan by the Issuing Bank bearing interest at the Base Rate in the amount of such draft. In the event of a payment of any draft drawn under any Letter of Credit issued by the Issuing Bank, each other Revolving Lender shall be deemed to have purchased from the Issuing Bank, and the Issuing Bank shall sell and assign to each such other Revolving Lender, such other Revolving Lender's Revolving Commitment Pro Rata Share of such outstanding Revolving Loan as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Revolving Loan to be purchased by such Revolving Lender; provided that no such Revolving Lender shall be obligated to purchase its Pro Rata Share of such Revolving Loan for any wrongful payment made by the Issuing Bank as a result of its gross negligence or willful misconduct. Each Borrower hereby consents to each such sale and assignment. Each Revolving Lender agrees to purchase its Pro Rata Share of an outstanding Revolving Loan on (i) the Business Day on which demand therefor is made by the Issuing Bank, PROVIDED notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Revolving Lender of a portion of such Revolving Loan, the Issuing Bank represents and warrants to such other Revolving Lender that it is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Revolving Loan, the Loan Documents or the Borrower for the account of which such Letter of Credit was issued. If and to the extent that any Revolving Lender shall not have so made the amount of its interest in such Revolving Loan available to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. On the last day of each month, the Issuing Bank shall notify each Revolving Lender of its Pro Rata Share of the Revolving Loans made by the Issuing Bank during the preceding month pursuant to this Section 2.03(b) and shall pay to each such Revolving Lender in respect of the amount of any funded participations of such Revolving Lender in such Revolving Loans outstanding at any time during the preceding month, an amount equal to such Revolving Lender's Pro Rata Share of the interest payable on such Revolving Loans only to the extent that such amounts shall have been paid to the Issuing Bank by the Borrowers.

         (c) OBLIGATIONS ABSOLUTE. The payment obligations of the Borrowers under this Agreement with respect to Letters of Credit and any agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of this Agreement or any other agreement or instrument relating thereto (this Agreement and all of the foregoing being, collectively, the "L/C RELATED DOCUMENTS")

                  (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or consent to or departure from all or any of the L/C Related Documents;

                  (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

                  (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                  (v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

                  (vi) any exchange, release or non-perfection of any Collateral or other collateral for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

                  (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

Without limiting the generality of the foregoing, nothing in this subsection (c) shall limit any rights of the Borrowers under Section 8.13.

         (d) In addition, the requesting Borrower shall, in consideration of the issuance by the Issuing Bank of each Letter of Credit and in addition to other charges payable by each Borrower to any of the Lenders under this Agreement, (i) pay to the Administrative Agent for the account of the Issuing Bank, at the time of the issuance of such Letter of Credit the amount of all usual and customary fees and expenses (other than facing fees) incurred by the Issuing Bank in connection with the issuance of, or paid by the Issuing Bank in connection with the issuance of, such Letter of Credit, and (ii) pay to the Administrative Agent, for the account of the Revolving Lenders, a Letter of Credit Commission in respect of each Letter of Credit, with such Letter of Credit Commission to be paid by the Administrative Agent to the Revolving Lenders at the end of each calendar month during which any such Letter of Credit is outstanding, and, to the extent that such amounts remain owing and unpaid, on the Revolving Termination Date.

         SECTION 2.04 FEES. (a) ADMINISTRATIVE AGENT. The Borrowers agree to pay to the Administrative Agent for its own account a fee separately agreed between the Borrowers and the Administrative Agent.

         (b) COLLATERAL AGENT. The Borrowers agree to pay to the Collateral Agent for its own account a fee separately agreed between the Borrowers and the Collateral Agent.

         (c) COMMITMENT FEE. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee on such Revolving Lender's average daily Pro Rata portion of the Unused Revolving Commitment from the date hereof until the Revolving Termination Date at a rate per annum equal to the Applicable Margin for Unused Revolving Commitments in effect from time to time, payable in arrears on the first day of the immediately following calendar month during the term of such Revolving Lender's Revolving Commitment, commencing on June 1, 1998, and on the Revolving Termination Date; PROVIDED, HOWEVER, that any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Revolving Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Revolving Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Revolving Lender shall be a Defaulting Lender.

         SECTION 2.05 REDUCTION OF REVOLVING COMMITMENT; VOLUNTARY PREPAYMENT.

         (a) REDUCTION OF REVOLVING COMMITMENT. The Borrowers shall have the right, upon at least two Business Days' notice to the Administrative Agent, to terminate irrevocably in whole or reduce in part the unused portion of the Revolving Commitments on a pro rata basis (which shall include the termination in whole or the reduction in part of the obligation of such Revolving Lender to make Revolving Loans to the Borrowers in the amount specified in Section 2.01(a) in the event of such termination or reduction); PROVIDED, HOWEVER, that each partial reduction shall be in the amount of U.S.$10,000,000 or an integral multiple thereof. The Administrative Agent shall give notice of such reduction to the Revolving Lenders.

         (b) OPTIONAL PREPAYMENTS. The Borrowers may, upon at least five Business Days' notice to the Administrative Agent, prepay pro rata among the Lenders the outstanding amount of any Advance (other than any Swing Line Advance or US Dollar Advance made by the Issuing Bank (resulting from a drawing under a Letter of Credit) not participated to any other Lender, in which case, such prepayment shall not be made on a pro rata basis) in whole or in part with accrued interest to the date of such prepayment on the amount prepaid; PROVIDED, HOWEVER, that in the event that any Lender receives payment of the principal of any LIBO Rate Advance other than on the last day of the Interest Period relating to such LIBO Rate Advance (whether due to prepayments made by any Borrower, or due to acceleration of the Advances, or due to any other reason), the Borrowers shall pay to such Lender on demand any amounts owing pursuant to Section 8.04(c), and to the extent any Borrower prepays any Advance under the Term Loan, such amount shall not be available to be reborrowed and shall be applied to the quarterly installments of the Term Loan due under Section 2.07(b) in the inverse order of maturity.

         SECTION 2.06 INTEREST. (a) INTEREST. Each Borrower shall pay interest on the unpaid principal amount of each Advance to it owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum (the "APPLICABLE RATE"):

                  (i) BASE RATE ADVANCES. During such periods as such Advance is a Base Rate Advance, (x) with respect to any Base Rate Advance other than a Swing Line Advance, a rate per annum equal at all times to the Base Rate in effect from time to time and (y) with respect to any Swing Line Advance, a rate per annum to be mutually agreed between the Swing Line Bank and the Borrowers, payable (A) in the case of any Base Rate Advance, other than a Swing Line Advance, (1) in arrears monthly on the first day of the immediately following calendar month during such periods, (2) in the case of any Base Rate Advance under the Revolving Commitment, on the Revolving Termination Date, and (3) in the case of any Base Rate Advance under the Term Loan Commitment, on the Maturity Date, and (B) in the case of any Base Rate Advance which is a Swing Line Advance, in arrears on (1) the first day of each calendar month,
         (2) upon the payment or prepayment thereof, and (3) on the Revolving Termination Date.

                  (ii) LIBO RATE ADVANCES. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the LIBO Rate for such Interest Period for such Advance, and (y) (A) the Applicable Margin from time to time in effect for LIBO Rate Advances under the Revolving Commitment in connection with Advances of Revolving Loans, or
         (B) the Applicable Margin in effect from time to time for LIBO Rate Advances under the Term Loan Commitment in connection with Advances of the Term Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on which such Advances shall be paid in full, and on the Revolving Termination Date in connection with Advances of Revolving Loans, and on the Maturity Date in connection with Advances of the Term Loan.

         (b) DEFAULT INTEREST. Each Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender which is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to Section 2.06(a)(i) or 2.06(a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on such Advance pursuant to Section 2.06(b)(i) or 2.06(b)(ii) above.

         SECTION 2.07 MANDATORY PREPAYMENTS OR COLLATERALIZATION. (a) MANDATORY REPAYMENTS OF REVOLVING LOANS AND SWING LINE ADVANCES.

                  (i) On any date on which the Total Current Exposure shall exceed the Total Revolving Commitment, the Borrowers shall prepay Revolving Loans in the aggregate principal amount equal to such excess. Additionally, each Borrower shall repay the aggregate unpaid principal amount of all Revolving Loans to it of each Lender on the Revolving Termination Date.

                  (ii) On any date on which the aggregate principal amount of all Swing Line Advances then outstanding shall exceed the amount of the Swing Line Sublimit, the Borrowers shall prepay Swing Line Advances in the aggregate principal amount equal to such excess.

         (b) MANDATORY REPAYMENTS OF TERM LOAN. The outstanding principal balance of the Term Loan shall be repaid by the Borrowers in quarterly installments each in the amount of $3,375,000, commencing September 30, 2000, and at the end of each calendar quarter thereafter, through the Maturity Date. Any remaining unpaid principal and interest on the Term Loan shall be due and payable in full on the Maturity Date.

         SECTION 2.08 INCREASED COSTS. (a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by any Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), shall result in any increase in the cost to any Lender of agreeing to make, fund or maintain any LIBO Rate Advance or of agreeing to issue or of issuing, maintaining or participating in Letters of Credit in any case to or for the account of any Borrower, then such Borrower shall from time to time, upon demand (such demand to be made no later than 45 days subsequent to the date of the increased cost) by such Lender (with a copy of such demand to the Administrative Agent), accompanied by the certificate referred to in the succeeding sentence, pay to such Lender additional amounts sufficient to compensate for such increased cost; PROVIDED, HOWEVER, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (PROVIDED that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). A certificate as to the amount of such increased cost, together with reasonable detail as to the calculation of such increased cost, submitted to such Borrower by such Lender, shall, in the absence of manifest error, be conclusive and binding for all purposes.

         (b) If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by any Lender with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and any Lender determines that the amount of such capital, is increased by or based upon the existence of such Lender's commitment to lend or participate in Letters of Credit or, in the case of the Issuing Bank, to issue Letters of Credit hereunder and other commitments of this type, in any case to or for the account of any Borrower, then, upon demand (such demand to be made no later than 45 days subsequent to the date on which such Lender is notified of such increase in capital or determines that such increase in capital has occurred) by such Lender, accompanied by the certificate referred to in the succeeding sentence, such Borrower shall promptly pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that any Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to the issuance or maintenance of, or participation in, any Letters of Credit hereunder; PROVIDED, HOWEVER, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (PROVIDED that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America). A certificate as to such amounts, together with reasonable detail as to the calculation of such increased cost, submitted to such Borrower by such Lender in good faith, shall, in the absence of manifest error, be conclusive and binding for all purposes.

         (c) If, with respect to any LIBO Rate Advances, the Required Lenders notify the Administrative Agent that the LIBO Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBO Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the affected Borrower and the Lenders, whereupon

                  (i) if U.S. dollars are the affected currency, each such LIBO Rate Advance denominated in U.S. dollars will automatically, on the last day of the then-existing Interest Period therefor, Convert into a Base Rate Advance; and

                  (ii) the obligation of the Lenders to make such LIBO Rate Advances in the affected currency shall be suspended,

in each case, until the Administrative Agent shall notify the affected Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist; PROVIDED, HOWEVER, that with respect to LIBO Rate Advances, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would avoid the need to suspend such Lender's obligations to make LIBO Rate Advances to the Borrowers hereunder and would not, in the sole judgment of such Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America).

         (d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its LIBOR Lending Office to perform its obligations hereunder to make LIBO Rate Advances or to purchase participations in such Advances or to continue to fund or maintain LIBO Rate Advances, or participations therein, as the case may be, hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) the obligation of such Lenders to make LIBO Rate Advances, or participate therein, as the case may be, shall be suspended, and
(ii) each LIBO Rate Advance denominated in U.S. dollars will automatically, upon such demand Convert into a Base Rate Advance, until the Administrative Agent shall notify the affected Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist; PROVIDED, HOWEVER, that with respect to LIBO Rate Advances, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different LIBOR Lending Office if the making of such a designation would avoid the need to suspend such Lender's obligations to make LIBO Rate Advances to the Borrowers hereunder and would not, in the sole judgment of such

Lender, be otherwise disadvantageous to such Lender (provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States of America).

         SECTION 2.09 PAYMENTS AND COMPUTATIONS. (a) Each Borrower shall make each payment hereunder and under the Notes free and clear of any setoff or counterclaim not later than 11:00 A.M. (New York City time) on the day when due, in U.S. dollars, to the Administrative Agent in same-day funds by deposit of such funds to the Administrative Agent's Account. The Administrative Agent will promptly thereafter (and in any event, if received from a Borrower by the time specified in the preceding sentence, on the day of receipt) cause like funds to be distributed

                  (i) if such payment by a Borrower is in respect of principal, interest, fees or any other Obligation then payable hereunder in a particular currency and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices for payments in such currency ratably in accordance with the amounts of such respective Obligations in such currency then payable to such Lenders., and

                  (ii) if such payment by a Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office for payments in the applicable currency.

Upon its acceptance of an executed Assignment and Acceptance, from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. Each Borrower hereby authorizes each Lender, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of such Borrower with such Lender any amount so due.

         (b) All computations of interest, fees and Letter of Credit Commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case, for the actual number of days (including the first day but excluding the last day) elapsed in the period for which such interest, fees or commissions are payable. Payments received by the Administrative Agent shall be promptly distributed to each Lender on a pro rata basis to the extent such Lender is entitled to share in such payment, subject to Section 2.14 hereof.

         (c) Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to any Lender hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent and the Administrative Agent makes available to a Lender on such date a corresponding amount, such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

         SECTION 2.10 PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made hereunder or under any Note shall be stated to be due, or whenever the last day of the Interest Period would otherwise occur, on a day that is not a Business Day, such payment may be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, commitment fee or other fee, as the case may be; PROVIDED, HOWEVER, that, if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         SECTION 2.11 USE OF PROCEEDS. The proceeds of the initial Revolving Loans made hereunder shall be used (i) to refinance and replace the Existing Facility, and (ii) to redeem, repurchase, repay or call all or a portion of the outstanding aggregate principal amount of the Fresh N.V. Notes, plus accrued interest thereon and premiums payable in respect thereof. The proceeds of the Term Loan, all other Advances and the Letters of Credit issued hereunder shall be used for general corporate purposes of the Borrowers.

         SECTION 2.12 TAXES. (a) Any and all payments by the Borrowers hereunder or under the Notes or under any other Loan Document to which it is a party shall be made, in accordance with Section 2.09, free and clear of, and without deduction for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING (i) in the case of each Lender, the Administrative Agent and the Collateral Agent, taxes that are imposed on such Lender, the Administrative Agent or the Collateral Agent by the United States and by the state or foreign jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and franchise taxes and net income taxes that would not have been imposed but for the fact that such Lender, the Administrative Agent or the Collateral Agent had engaged in business or was present or had such contact in the state or other jurisdiction imposing such taxes that was unrelated to the transactions contemplated by this Agreement and, (ii) in the case of each Lender, franchise taxes and net income taxes that are imposed on such Lender by the state or foreign jurisdiction of such Lender's

Applicable Lending Office or any political subdivision thereof (all taxes, levies, imposts, deductions, charges, withholdings and liabilities other than those excluded as provided in clauses (i) and (ii) above or pursuant to other terms hereof being hereinafter referred to as "PAYMENT TAXES"). If the Borrowers shall be required by law to deduct any Taxes as such term is defined in subsection (b) below, from or in respect of any sum payable hereunder or under any Note to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, the Security Documents and the other documents to be delivered thereunder (hereinafter referred to as "OTHER TAXES", and, together with the Payment Taxes, as the "TAXES").

         (c) The Borrowers shall indemnify each Lender and the Administrative Agent for the full amount of Taxes, and for the full amount of Taxes imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or any Agent (as the case may be) makes written demand therefor.

         (d) Within 30 days after the later of (i) the date of any payment of Taxes and (ii) a request from the Administrative Agent, the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 8.02, a certified copy of the receipt of payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of any Borrower organized under the laws of the United States through an account or branch outside the United States or on behalf of any such Borrower by a payor that is not a United States person, if any such Borrower determines that no Taxes are payable in respect thereof, if requested by the Administrative Agent, such Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, a certificate acceptable to the Administrative Agent, or if deemed necessary by the Administrative Agent, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

         (e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender or Initial Issuing Bank, as the case may be, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by any Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and such Borrower with two original Internal Revenue Service forms 1001 or 4224 or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not a "bank" as defined in
Section 881 (c)(3)(A) of the Internal Revenue Code) form W-8 (and, if such Lender delivers a form W-8, a certificate representing that such Lender is not a "bank" for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of such Borrower and is not a controlled foreign corporation related to such Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes or, in the case of a Lender providing a form W-8, certifying that such Lender is a foreign corporation, partnership, estate or trust. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; PROVIDED, HOWEVER, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then this sentence shall apply to the Lender assignee only to the extent the Lender assignee is subject to withholding at a rate in excess of that applicable to the Lender assignor on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001, 4224 or W-8 (or the related certificate described above), that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

         (f) Each Lender shall comply (but only if in the judgment of such Lender it remains lawfully able to do so) with any certification, identification, information or documentation reporting requirement if (i) such compliance is clearly required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or reduction in the rate of, deduction or withholding of any Taxes for which any Borrower is required to pay additional amounts under this Section 2.12 and (ii) at least 90 days prior to the first payment date with respect to which any Borrower shall apply this subsection (f), such Borrower shall have notified each Lender in writing that such Lender will be required to comply with such requirement, PROVIDED, HOWEVER, that this subsection (f) shall not apply in respect of any certification, identification, information, or documentation reporting requirement if such requirement (a) would be materially more onerous, in form, in procedure or with respect to the substance of information disclosed, to such Lender than comparable certification, identification, information, or documentation reporting requirements imposed under U.S. tax law Lender makes such change.

         (g) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in subsection (e) or (f) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection (e) or (f) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by reason of such failure; PROVIDED, HOWEVER, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

         SECTION 2.13 SHARING OF PAYMENTS,ETC. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) (a) on account of Obligations due and payable to such Lender hereunder at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase front each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

         SECTION 2.14 DEFAULTING LENDERS. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to any Borrower and (iii) any Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, such Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date pursuant to which such set off shall have been made pursuant to this Section 2.14(a). Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be LIBO Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). Each Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by any Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.14.

         (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lenders and (iii) any Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount; PROVIDED that, for the avoidance of doubt, notwithstanding such application, such payment by such Borrower shall constitute payment of Obligations owing to the Defaulting Lender. In the event that the Administrative

Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority:

                  (i) FIRST, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent; and

                  (ii) SECOND, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by any Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.14.

         (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) any Borrower, the Administrative Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Rabobank, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be Rabobank's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                  (i) FIRST, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

                  (ii) SECOND, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

                  (iii) THIRD, to any Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

         (d) The rights and remedies against a Defaulting Lender under this
Section 2.14 are in addition to other rights and remedies that the Borrowers may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

         SECTION 2.15 REPLACEMENT OF LENDER IN EVENT OF ADVERSE CONDITION. If any Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.08 or Section 2.12 or to Convert the LIBO Rate Advances into Base Rate Advances pursuant to Section 2.08 as a result of any condition described in such Sections which is not generally applicable to all Lenders, or if any Lender shall become a Defaulting Lender then, unless the Lender to which such conditions apply has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts or to make such Conversion, the Borrowers may, within six months of being notified of such condition, (i) designate an Eligible Assignee which is willing to purchase all rights and obligations of such Lender and which is acceptable (such acceptance not to be unreasonably withheld) to the Administrative Agent (such Eligible Assignee being herein called a "REPLACEMENT LENDER") to purchase for cash all of the rights and obligations of such Lender under this Agreement and all of such Lender's rights hereunder, without recourse to or warranty (other than title) by, or expense to, such Lender for a purchase price equal to the outstanding principal amount of the Advances payable to such Lender plus any accrued but unpaid interest on such Advances, expense reimbursements and indemnities in respect of that Lender's Revolving Commitment and Term Loan Commitment under the Loan Documents or (ii) prepay in whole the aggregate outstanding amount of all Advances owing to such Lender, including all principal, accrued but unpaid interest thereon and all amounts owing pursuant to
Section 8.04(c), whereupon the Revolving Commitment of such Lender shall be irrevocably terminated in whole (which shall include the termination in whole of the obligation of such Lender to make Advances to the Borrowers), the Revolving Commitment shall be reduced in the amount of such Lender's Pro Rata share of the Revolving Commitment, and the Term Loan shall be repaid in the amount of all Advances of the Term Loan owed to such Lender, as applicable. Such Lender shall consummate such sale or the Borrowers shall make such prepayment in accordance with such terms within a reasonable time not exceeding five Business Days from the date the Borrowers shall have designated a Replacement Lender or the Borrowers shall have given notice of prepayment to such Lender, and whereupon such Lender shall no longer be a party hereto or have any obligations or rights hereunder (except rights which, pursuant to the provisions of this Agreement, survive the termination of this Agreement and the repayment of the Notes), and, if applicable, the Replacement Lender shall succeed to such obligations and rights.

         SECTION 2.16 APPLICATION OF PAYMENTS. Subsequent to the acceleration of the Obligations under Section 6.01 hereof, payments and prepayments with respect to the Obligations made to any Agent, the Lenders, the Issuing Bank, the Swing Line Bank or otherwise received by any Agent, any Lender, the Issuing Bank or the Swing Line Bank (from realization on Collateral or otherwise, but excluding any funds held in the L/C Cash Collateral Account which shall be applied to, or held to pay, the Letter of Credit Amount as set forth in Section 6.02) shall be distributed in the following order of priority: FIRST, to the reasonable costs and expenses (including reasonable attorneys' fees and expenses), if any, incurred by any Agent, any Lender, the Issuing Bank or the Swing Line Bank in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to the payment of interest then due and payable on the Swing Line Advances; THIRD, to the payment of the principal of any Swing Line Advances then outstanding; FOURTH, to any fees then due and payable to the Agents under this Agreement or any other Loan Document; FIFTH, to any fees then due and payable to the Lenders and the Issuing Banks under this Agreement or any other Loan Document; SIXTH, to the payment of interest then due and payable on the Revolving Loans and the Term Loan, on a pro rata basis; SEVENTH, to the payment of principal of the Revolving Loans, principal of the Term Loan, and any obligation under any Hedge Agreement and any Foreign Exchange Contract between any Loan Party, on the one hand, and any Hedge Bank or Foreign Exchange Bank, respectively, on the other hand, all on a pro rata basis; EIGHTH, to the extent of any Letter of Credit Obligations then outstanding, to the L/C Cash Collateral Account; and NINTH, to any other Obligations not otherwise referred to in this Section."

         SECTION 3. AMENDMENT TO SECTION 5.02. Section 5.02 of the Credit Agreement, NEGATIVE COVENANTS, is hereby amended by deleting paragraph (f) thereof in its entirety and replacing such paragraph (f) with the following:

                  "(f) INVESTMENTS. It will not, nor will it permit any of its Subsidiaries to, make or hold any Investment in any Person other than

                  (i)      Investments in Cash Equivalents and in Hedge
                           Agreements;

                  (ii) loans and advances to, and guaranties issued on behalf of, officers and employees (A) in the ordinary course of business as presently conducted in an aggregate principal amount not to exceed U.S.$1,000,000 (or the foreign currency equivalent thereof) at any time outstanding and (B) in respect of the provision of employee housing in the ordinary course of business as presently conducted and consistent with past practices;

                  (iii) Investments existing on the date hereof and described on Schedules 4.01(aa) and 4.01 (b) hereto;

                  (iv) Investments in Subsidiaries which are not wholly-owned to the extent that the portion of any such Investment proportional to the percentage of the Subsidiary owned by other than Fresh Produce and its Subsidiaries is included in the calculation of Capital Expenditures for purposes of Section 5.02(o);

                  (v) Acquisition-related Investments in any Person which conducts a business similar to the business conducted by it or such Subsidiary on the date hereof; PROVIDED that the aggregate amount invested pursuant to this clause (v) (other than the amount invested in connection with the BMB Acquisition) shall not exceed in the aggregate U.S.$75,000,000 in any calendar year;

                  (vi) crop-related grower advances with respect to fresh produce growers made in the ordinary course of business and consistent with past practices of any Borrower or any of its Subsidiaries, as the case may be;

                  (vii)    Intentionally Omitted;

                  (viii)   Investments in Loan Parties;

                  (ix) Investments (other than intercompany loans) in Wholly-Owned Subsidiaries of Fresh Produce that are not Loan Parties, provided that the aggregate amount invested from the date hereof pursuant to this clause
                           (ix) shall not exceed an amount equal to the lesser of (A) the amount equal to 10% of Tangible Net Worth at such time and (B) the amount equal to 10% of the total tangible and intangible assets of Fresh Produce and its Subsidiaries at such time; and

                  (x) loans and advances to Subsidiaries of Fresh Produce to the extent permitted by, and in accordance with,
                           Section 5.02(b)(ii)."

         SECTION 4. AMENDMENT TO SECTION 5.04. Section 5.04 of the Credit Agreement, FINANCIAL COVENANTS, is hereby amended by deleting paragraph (d) thereof in its entirety and replacing such paragraph (d) with the following:

                  "(d) MINIMUM FIXED CHARGES COVERAGE RATIO. Fresh Produce and its Subsidiaries on a Consolidated basis shall maintain as of the end of each fiscal quarter of Fresh Produce a Fixed Charges Coverage Ratio for such fiscal quarter and the three immediately preceding completed fiscal quarters of Fresh Produce, of not less than the ratio set forth below for such quarter:

                -------------------------------------- ---------------------
                QUARTER ENDING                         MINIMUM RATIO
                -------------------------------------- ---------------------
                March 2000, June 2000, September       1.15 to 1.00
                2000, December 2000, March 2001,
                June 2001, September 2001
                -------------------------------------- ---------------------
                December 2001, March 2002, June        1.20 to 1.00
                2002, September 2002
                -------------------------------------- ---------------------
                December 2002, March 2003 and          1.25 to 1.00
                thereafter
                -------------------------------------- ---------------------


         SECTION 5. AMENDMENT TO SECTION 8.01. Section 8.01 of the Credit Agreement, AMENDMENTS, ETC., is hereby amended by deleting such section in its entirety and replacing such section with the following:

         "SECTION 8.01 AMENDMENT, ETC. No amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and, in the case of an amendment, all Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED that

                  (a) (i) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders and, in the case of an amendment, all Borrowers, do any of the following at any time: (1) waive any of the conditions specified in Section 2.02, (2) change the percentage of the Commitments, or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder,
         (3) amend this Section 8.01, (4) increase the aggregate amount of the Commitments or the Total Revolving Commitment, (5) alter any provision for the distribution of proceeds of foreclosing on any Collateral, (6) release any Collateral other than in accordance with the terms of the Security Documents or any Loan Party Guaranty or in connection with the release of the pledge of the capital stock of Fresh N.V. and the share capital of FDM Holdings in accordance with Section 5.01 (e) or (7) permit any Letter of Credit to have an expiration date (including all rights of a Borrower or beneficiary to require renewal) later than 90 days after the Revolving Termination Date;

                           (ii) no amendment, waiver or consent shall, unless in
                  writing and signed by all of the Revolving Lenders and, in the case of an amendment, all Borrowers, do any of the following at any time: (1) change the aggregate unpaid principal amount of the Revolving Loan Notes, (2) reduce or forgive the principal of, or interest on, the Revolving Loan Notes or any fees or other amounts payable thereunder or under the Revolving Commitment, or (3) postpone any date fixed for any payment of principal of, or interest on, the Revolving Loan Notes or any fees or other amounts payable thereunder or amend
                  Section 2.07(a);

                           (iii) no amendment, waiver or consent shall, unless
                  in writing and signed by all of the Term Lenders and, in the case of an amendment, all Borrowers, do any of the following at any time: (1) change the aggregate unpaid principal amount of the Term Loan Notes, (2) reduce or forgive the principal of, or interest on, the Term Loan Notes or any fees or other amounts payable thereunder or under the Term Commitment, or
                  (3) postpone any date fixed for any payment of principal of, or interest on, the Term Loan Notes or any fees or other amounts payable thereunder or amend Section 2.07(b);

                  (b) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders and the Borrowers required above to take such action, affect the rights or obligations of the Issuing Bank under this Agreement; and PROVIDED FURTHER that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as the case may be, in addition to the Lenders and the Borrowers required above to take such action, affect the rights or duties of such Agent under this Agreement or any Note; and

                  (c) each Lender grants (x) to each Agent the right to purchase all (but not less than all) of such Lender's Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents at a price equal to the aggregate amount of outstanding Advances owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender), and (y) to any Borrower the right to cause an assignment of all (but not less than all) of such Lender's Commitments and Advances owing to it and the Notes held by it and all of its rights and obligations hereunder and under the other Loan Documents, which right may be exercised by the Administrative Agent or such Borrower, as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders and to which the Required Lenders, the Administrative Agent and such Borrower have agreed. Each Lender agrees that if such Agent or such Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver all agreements and documentation necessary to effectuate such assignment as set forth in Section 8.07.

         Anything in this Agreement to the contrary notwithstanding, if any Lender shall fail to fulfill its obligations to make an Advance hereunder, then, for so long as such failure shall continue, such Lender shall (unless the Borrowers and the Required Lenders, determined as if such Lender were not a "Lender" hereunder, shall otherwise consent in writing) be deemed for all purposes relating to amendments, modifications, waivers or consents under this Agreement or the Notes (including without limitation under this Section 8.01) to have no Advances or Commitments, shall not be treated as a "Lender" hereunder when performing the computation of Required Lenders, and shall have no rights under this Section 8.01; PROVIDED that any action taken by the other Lenders with respect to the matters referred to in clause (a) or of this Section 8.01 shall not be effective as against such Lender."

         SECTION 6. AMENDMENT OF EXHIBITS AND SCHEDULES. Each of EXHIBIT A: FORM OF NOTE, EXHIBIT B: FORM OF NOTICE OF BORROWING, and EXHIBIT F: FORM OF ASSIGNMENT AND ACCEPTANCE, to the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit A-1: Form of Revolving Loan Note, Exhibit A-2: Form of Term Loan Note, Exhibit B: Form of Notice of Borrowing/Conversion, and Exhibit F: Form of Assignment and Acceptance, respectively, hereto. Schedule I to the Credit Agreement, COMMITMENTS AND LENDING OFFICES, is hereby deleted in its entirety and replaced with Schedule I attached hereto.

         SECTION 7. REPRESENTATIONS AND WARRANTIES. Each of Fresh Produce and the other Borrowers represents and warrants as follows:

         (a) The execution, delivery and performance by each Loan Party of this Amendment, the Term Loan Notes, the Replacement Revolving Notes, and each other Loan Document contemplated hereby to which it is or is to be a party and the other transactions contemplated hereby, are within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not
(i) contravene such Loan Party's charter or by-laws; (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934, the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and any similar statute), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award; (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties; or (iv) except for the Liens created under the Security Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.

         (b) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party of this Amendment, the Term Loan Notes, the Replacement Revolving Notes, and each other Loan Document contemplated hereby to which it is or is to be a party, or for the consummation of the transactions contemplated hereby.

         (c) This Amendment has been, and each of the Term Notes, Replacement Revolving Notes and each other Loan Document when delivered hereunder or pursuant hereto will have been, duly executed and delivered by each Loan Party thereto. This Amendment is, and each of the Term Notes, Replacement Revolving Notes, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

         (d) The audited Consolidated balance sheet of Fresh Produce and its Subsidiaries as at December 31, 1999 and the related audited Consolidated statements of income and cash flows of Fresh Produce and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent, fairly present the Consolidated financial condition of Fresh Produce and its Subsidiaries as at such date and the Consolidated results of the operations of Fresh Produce and its Subsidiaries for the periods ended on such date, all in accordance with GAAP applied on a consistent basis, and since December 31,1999, there has been no Material Adverse Change.

         (e) The three-year projected Consolidated balance sheets and income statements of Fresh Produce and its Subsidiaries delivered to the Administrative Agent for the period commencing January 1, 2000 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in the light of conditions existing at the time of delivery of such projected financial statements, and represented, at the time of delivery, Fresh Produce's best estimate of its future financial performance.

         (f) No application of the proceeds of the Term Loan will violate Regulation U.

         (g) The Security Documents create a valid and perfected first priority security interest in the Collateral, subject to Permitted Liens, securing the payment of the Secured Obligations (as therein defined). The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for Permitted Liens and any other liens and security interests created or permitted under the Loan Documents.

         (h) Borrowers are, and will be after giving effect to the transactions contemplated hereby, on a consolidated basis together with their Subsidiaries, Solvent.

         (i) The representations and warranties contained in Article IV of the Credit Agreement, and in each of the Security Documents, are correct in all material respects on and as of the Term Loan Advance Date as though made on and as of such date, other than any such representations and warranties that, by their terms, expressly refer to an earlier date.

         (j) No event has occurred and is continuing, or would result from the Advance of the Term Loan, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

         SECTION 8. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall be effective on the date on which the following conditions precedent have been satisfied in a manner satisfactory to the Lenders, in their sole discretion:

         (a) The Lenders shall be satisfied that there shall have been no material change since December 31, 1999 with respect to, (x) the corporate and legal structure and capitalization of each Loan Party and its Subsidiaries, including, without limitation, the charter, bylaws or equivalent corporate documents and any shareholders' agreement and (y) the management and operations of the Loan Parties and their Subsidiaries.

         (b) The information provided by or on behalf of any Loan Party and its Subsidiaries to the Lenders prior to their committing to lend hereunder shall be true and correct in all material respects.

         (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would reasonably be likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Amendment, any Term Loan Note, any Replacement Revolving Note, the Credit Agreement (as amended hereby) or the consummation of the transactions contemplated hereby.

         (d) All Material Contracts shall be in full force and effect.

         (e) The Administrative Agent shall have received a solvency letter, in form and substance satisfactory to the Lenders, attesting that Fresh Produce and its Subsidiaries, taken as a whole, is and will be Solvent after giving effect to the transactions contemplated hereby, from its Chief Financial Officer.

         (f) In the opinion of the Administrative Agent, there shall have occurred no Material Adverse Change in (i) the properties, business, prospects, operation or condition (financial or otherwise) of Fresh Produce and its Subsidiaries taken as a whole or (ii) loan syndication or financial conditions generally or in the syndication, financial or business conditions in any of the jurisdictions in which a Loan Party is organized, including, without limitation, material adverse changes in the regulatory or business environment.

         (g) No event shall have occurred and be continuing, or shall result from the Advance of the Term Loan on the Term Loan Advance Date, which would constitute a Default or an Event of Default.

         (h) The Administrative Agent shall have received, in form and substance satisfactory to the Lenders (unless otherwise specified):

                  (i)      This Amendment, duly executed by the parties hereto.

                  (ii)     A Ratification Agreement duly executed by each Loan
                           Party.

                  (iii) Term Loan Notes payable to the order of the Term Lenders, respectively, and replacement Revolving Loan Notes (the "Replacement Revolving Notes") in the amount of the Revolving Loan Commitment of each Revolving Lender as set forth on Schedule I hereto.

                  (iv) An Assumption Agreement, duly executed by each Term Lender and each Revolving Lender that was not previously a "Lender" under the Credit Agreement, agreeing to comply with all obligations of a "Lender" under the Credit Agreement.

                  (v) Certified copies of the resolutions of the Board of Directors of each Borrower and each other Loan Party approving this Amendment, the Term Loan Notes, the Replacement Revolving Notes, and each other Loan Document contemplated hereby to which it is or is to be a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment, the Term Loan Notes, the Replacement Revolving Notes, and each other Loan Document.

                  (vi) A copy of the charter or memorandum and articles of association, as the case may be, of each Borrower and each other Loan Party and each amendment thereto, certified (as of a date reasonably near the date hereof) by an appropriate governmental official as being a true and correct copy thereof.

                  (vii) A copy of a certificate of the Secretary of State of the state of organization of each Borrower and each other Loan Party (or the equivalent, if any, of such certificate in any foreign jurisdiction in which such Borrower or Loan Party is organized), dated reasonably near the date hereof, listing the charter of such Borrower or Loan Party and each amendment thereto on file in his office and certifying that (A) such amendments are the only amendments to such Person's charter on file in his office; (B) such Person has paid all franchise taxes to the date of such certificate; and (C) such Person is duly incorporated and in good standing or presently subsisting under the laws of the jurisdiction of its organization.

                  (viii) A certificate of each Borrower and each other Loan Party, signed on behalf of such Person by its President or a Vice President and its Secretary or any Assistant Secretary or by one of its directors, or by other appropriate officers of it, dated as of the Term Loan Advance Date (the statements made in which certificate shall be true on and as of the Term Loan Advance Date), certifying as to (A) the absence of any amendments to the charter of such Person since the date of the certificate referred to in Section 8(h)(vii); (B) a true and correct copy of the bylaws of such Person as in effect on the hereof; and (C) the due incorporation and good standing (or the reasonable equivalent thereof, if any) of such Person as a corporation organized under the laws of the jurisdiction of its organization, and the absence of any proceeding for the dissolution or liquidation of such Person.

                  (ix) A certificate of the Secretary or an Assistant Secretary or other appropriate officer of each Borrower and each other Loan Party certifying the names and true signatures of the directors and officers of such Person authorized to sign this Amendment, the Term Loan Notes, the Replacement Revolving Notes, and each other Loan Documents to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

                  (x) Evidence that the Security Agreements are in full force and effect and will continue to secure all Advances under the Total Term Loan Commitment and the Total Revolving Commitment; (B) evidence of the insurance required by the terms of the Security Agreements or under the Credit Agreement; and (C) evidence that all other action that the Collateral Agent may deem necessary or desirable in order to perfect and protect the Liens created by the Security Agreements has been taken and is in full force and effect.

                  (xi) Such financial, business and other information regarding each Borrower as the Lenders shall have reasonably requested, including, without limitation, audited annual Consolidated financial statements for the fiscal year ending 1999, of Fresh Produce and its Subsidiaries, the budget for the fiscal year commencing January 1, 2000 as to Fresh Produce and its Subsidiaries and the projected balance sheet, income statement and cash flow as to Fresh Produce and its Subsidiaries for three years commencing on January 1, 2000, in each case in form and substance satisfactory to the Lenders.

                  (xii) (A) A favorable opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to the Borrowers and the Loan Parties, and (B) a favorable opinion of the general counsel for the Borrowers and the other Loan Parties.

                  (xiii) A favorable opinion of (A) Conyers Dill & Pearman, Bermudan counsel to the Lenders, (B) Dancia Penn & Co., British Virgin Islands counsel to the Borrowers,
                           (C) Facio & Canas, Costa Rican counsel to the Lenders, (D) Isola & Isola, Gibraltar counsel to the Borrowers, (E) Skinner-Klee, Guatemalan counsel to the Borrowers, (F) Fairbairn Catley Low & Kong, Hong Kong counsel to the Borrowers, (G) Herbert Smith, United Kingdom counsel to the Borrowers, (H) Henries

                           Law Firm, Liberian counsel to the Lenders, (I) Schaap & Partners, Netherlands counsel to the Borrowers, (J) Smeets Thesseling van Bokhorst, Netherlands Antilles counsel to the Borrowers, (K) Aoki, Christensen & Nomoto, Japanese counsel to the Borrowers, (L) Ibanez & Rodriguez, Chilean counsel to the Borrowers and (M) Walkers, Attorneys-At-Law, Cayman Islands counsel to the Borrowers.

         (i) The Borrowers shall have paid all accrued fees and expenses of the Agents and the Lenders as required to be paid under the terms of the fee letter executed by the Borrowers and the Administrative Agent.

         SECTION 9. CONDITIONS SUBSEQUENT TO EFFECTIVENESS OF THIS AMENDMENT. Within fourteen (14) days after the effective date of the Amendment, the Borrowers shall deliver to the Administrative Agent evidence that the Borrowers have made all filings and registrations (a) with the Companies House as may be necessary or desirable to ensure that any Security Documents in connection with Collateral located in the United Kingdom shall remain in full force and effect and shall continue to secure the Obligations (as increased hereby), and (b) with any applicable governmental authorities in the British Virgin Islands as may be necessary or desirable to ensure that any Security Documents in connection with Collateral located in the British Virgin Islands shall remain in full force and effect and shall continue to secure the Obligations (as increased hereby).

         SECTION 10. ASSUMPTION OF COMMITMENTS. Each Lender hereby acknowledges that, from and after the effective date of this Amendment, such Lender shall be a Lender under the Credit Agreement with a Revolving Commitment and/or Term Loan Commitment in the respective amounts set forth opposite such Lender's name on
Schedule I hereto, and each Lender hereby authorizes and instructs the Administrative Agent to reallocate the Commitments among the Lenders so that on and as of the effective date of this Amendment, each Lender will have Revolving Commitment and/or Term Loan Commitment in the amount set forth opposite such Lender's name on Schedule I hereto.

         SECTION 11. REFERENCE TO AND EFFECT ON THE CREDIT AGREEMENT.

         (a) Upon the effectiveness of this Amendment as set forth in Section 8 hereof, on and after the date hereof, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in the Notes and the other Loan Documents to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

         (b) Except as specifically amended above, the Credit Agreement and the Notes shall remain in full force and effect and are hereby ratified and confirmed in all respects.

         (c) The execution, delivery and effectiveness of this Amendment shall not except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.

         SECTION 12. COSTS, EXPENSES AND TAXES. The Borrowers agree, jointly and severally, to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities hereunder and thereunder), which costs and expenses (other than fees and expenses of counsel for the Administrative Agent) shall not exceed $5,000. In addition, the Borrowers agree, jointly and severally, to pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and agree to save the Administrative Agent and the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         SECTION 13. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of a signature page hereto by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

         SECTION 14. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws (without giving effect to the conflicts of laws principles thereof) of the State of New York.

         SECTION 15. FINAL AGREEMENT. This Amendment represents the final agreement between the Borrowers, the Administrative Agent and the Lenders as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. The Amendment shall constitute a Loan Document for all purposes.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duty authorized, as of the date first above written.

BORROWERS:                      DEL MONTE FRESH PRODUCE (UK) LTD., as Borrower

                                By:      /s/ JOHN F. INSERRA
                                   ---------------------------------------------
                                Title:  Director

                                DEL MONTE FRESH PRODUCE, NA. INC., as Borrower

                                By:      /s/ JOHN F. INSERRA
                                   ---------------------------------------------
                                Title:   Executive Vice President and Chief
                                         Financial Officer


                                WAFER LIMITED, as Borrower

                                By:      /s/ JOHN F. INSERRA
                                   ---------------------------------------------
                                Title:  Director

                                DEL MONTE FRESH PRODUCE INTERNATIONAL INC., as Borrower

                                By:      /s/ JOHN F. INSERRA
                                   ---------------------------------------------
                                Title:  Director

                                  FRESH DEL MONTE PRODUCE INC., as Borrower


                                  GLOBAL REEFER CARRIERS, LTD., as Borrower
                                  By:      /s/ JOHN F. INSERRA
                                     -------------------------------------------
                                  Title:   Executive Vice President and Chief
                                           Financial Officer






ADMINISTRATIVE AGENT:                      COOPERATIEVE CENTRALE RAIFFEISEN-
                                           BOERENLEENBANK B.A.,
                                           "Rabobank", New York Branch, as
                                           Administrative Agent, Collateral
                                           Agent and Lender

                                           By:      BETTY A. MILLS
                                              ----------------------------------
                                           Title:   Executive Director

                                           By:      IAN REECE
                                              ----------------------------------
                                           Title:   Sr. Credit Officer

LENDERS: